Exhibit 10.17

Confidential treatment requested under the Freedom of Information Act and other indicated statutes by Ultimate Software Group, Inc. The portions for which confidentiality have been sought are identified by an asterisk (*). Such portions have been confidentially filed with the Securities and Exchange Commission.

                                  Confidential

                                LICENSE AGREEMENT

         THIS AGREEMENT is made as of this 9th day of March, 2001 (the "Effective Date") by Ceridian Corporation, a Delaware corporation, having its principal place of business at 3311 E. Old Shakopee Road, Minneapolis, Minnesota ("Ceridian") and THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation, having its principal place of business at 2000 Ultimate Way, Weston, Florida 33326 ("Ultimate").

                                    Recitals

         A. Ultimate distributes certain software products, including without limitation, the Licensed Software (defined below).

         B. Ceridian provides certain products and services to its customers and desires to have a license to the Licensed Software in order to facilitate and enhance its on-line and remote, standalone service and product offerings to its customers.

         C. Ultimate desires to grant such a license to Ceridian subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this Agreement, the following words shall have the following meanings:

         1.1 Employee(s) "Employee(s)" means, for any given period, a person employed by or otherwise being compensated by a Ceridian Customer, Ceridian or one of Ceridian's Affiliates reportable on a Form W-2, 1099 or W-2P or the equivalent, that uses a Ceridian service incorporating the Licensed Software with respect to processing the compensation payments to such Employee(s) or providing other services relating to such Employee(s).

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         1.2 Ceridian Customers. "Ceridian Customers" means (i) all end-user customers who, at the time that they enter into an agreement with Ceridian for products or services incorporating the Licensed Software, have fewer than 1,500 Employees (without regard to how many Employees such customer has at any subsequent point in time) and (ii) all end-user customers of Ceridian which (x) as of the Effective Date have 1,500 or more Employees or (y) after the Effective Date have 1,500 or more Employees and have been a live payroll processing customer on a Ceridian platform not using the Licensed Software for a period of at least six (6) months ("Existing Large Customers"). For purposes of this Agreement, each individual Ceridian Customer means a group, Affiliate, division, category of employee, subsidiary, corporation or other entity or discrete unit which has the authority to and does enter into a discrete, standalone agreement with Ceridian or one of its Affiliates for products or services, regardless of the Affiliated relationships of such end-user customers.

         1.3 Licensed Software. "Licensed Software" means the Object Code of each general release version of the UltiPro HRMS and UltiPro WEB (UltiPro Manager Self Service and UltiPro Employee Self Service) software program products as described and listed on Exhibit 1 hereto, and the intellectual property embodied therein, together with all related application modules, applicable customer implementation and production tool sets and related application support tool sets, all replacements for each of the foregoing, and all Updates for and of each of the foregoing.

         1.4 Object Code. "Object Code" means the representation of a software program in the binary instruction code form suitable for execution on or by a computer, or which may be so suitable after linkage or incorporation with or into other such code.

         1.5 Source Code. "Source Code" means the representation of a software program in a form amenable to human understanding, as written in a higher level computer programming language than the related Object Code, together with all comments included therein and other programmer documentation (such as flow charts, pseudocode or logic diagrams) therefor.

         1.6 Third Party Software. "Third Party Software" means all software licensed by Ultimate from a third party that is necessary or helpful in order for an end-user customer to use the Licensed Software. The Third Party Software is listed on Exhibit 2 hereto, together with the version/release designation and licensor of the software.

         1.7 Ultimate Documentation. "Ultimate Documentation" means the functional and design specifications for the Licensed Software and the programmer and end-user documentation, training materials and marketing materials associated with the Licensed Software, including all updates and modifications thereto and replacements thereof made, prepared or created in the future.

         1.8 Updates. "Updates" means all general release bug fixes, updates, maintenance, enhancements and upgrades to the Licensed Software, however described or denominated, including compliance updates.

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

         1.9 Affiliate. "Affiliate" means another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         1.10. Person. "Person" means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

                                    ARTICLE 2

                        GRANT OF LICENSE AND RESTRICTIONS

         2.1 License. Subject to the terms and conditions of this Agreement, Ultimate hereby grants to Ceridian a worldwide, perpetual, non-exclusive, non-transferable, non-assignable license to practice, operate, use, display, distribute, market, sublicense, perform, reproduce, promote, modify and prepare derivative works based upon the Licensed Software and Ultimate Documentation for the purposes of (i) providing the Licensed Software as part of an on-line and/or remote, standalone service for and in the operations of Ceridian and its Affiliates; (ii) providing the Licensed Software as part of an on-line and/or remote, standalone service by Ceridian and its Affiliates to Ceridian Customers; and (iii) permitting Ceridian Customers to use, perform and display the Licensed Software in an on-line environment as a part of the services provided by Ceridian and its Affiliates to the Ceridian Customers. The Ceridian Customers may only use the Licensed Software in their own operations and not in performing services for third parties, and only so long as Ceridian pays the applicable fees and is not in material breach of the terms of this Agreement following any applicable cure period pursuant to Section 10.2(a). In marketing and distributing products and services incorporating the Licensed Software, Ceridian shall accurately represent the qualities of the Licensed Software, as disclosed in writing to Ceridian by Ultimate, and provide the Licensed Software pursuant to license and service agreements with Ceridian Customers that comply with the terms of this Agreement. Ceridian may not market or sublicense the Licensed Software on an upfront, paid-up license basis; all licenses must be based on a per period, per employee, per pay check, or other repetitive model. The Licensed Software may not be installed or hosted at a Ceridian Customer's site but must be installed and hosted at a site(s) or location(s) of Ceridian or a third party providing hosting services to Ceridian; provided, however, that nothing herein shall prevent the provision of remote delivery of products and services such as printing of checks, reports and/or other deliverables at Ceridian Customers' sites. For purposes only of this Section 2.1, the term "Licensed Software" includes any modifications, customizations, enhancements or derivative works with respect thereto made by Ceridian.

         2.2 Source Code Availability and Restrictions. Except as specifically permitted in this Agreement, Ceridian shall not, and shall not permit third parties acting through Ceridian to, reverse engineer, decompile or disassemble the Source Code for the Licensed Software or the Licensed Software. Ceridian shall have a right of access to and possession of the Source Code

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

for the Licensed Software and updates for the Source Code (defined as all general release bug fixes updates, maintenance, enhancements and upgrades to the Source Code) under terms and conditions set forth in this Section 2.2 subject to the license terms set forth in Section 2.1. The Source Code for the Licensed Software is always considered Confidential Information and a trade secret of Ultimate so long as it satisfies the definition of Confidential Information set forth in Section 8.1.

         Ceridian may use the Source Code for the Licensed Software to make modifications, customizations, enhancements and derivative works with respect to the Licensed Software and integrate the Licensed Software with other products of Ceridian.

         Ultimate will make one copy of the Source Code for the Licensed Software available to Ceridian within fourteen (14) days of the Effective Date of this Agreement under the terms and conditions hereof.

         Ultimate shall have no responsibility to maintain, support or provide updates or any materials or assistance for any modifications, derivative works or customization made or caused to be made by Ceridian or its Affiliates or any problem caused by such modifications, derivative works or customization.

         Ceridian may not sublicense or distribute the Source Code.

         Ceridian and its Affiliates may permit their employees and third parties performing services on their behalf pursuant to the licenses granted in this Agreement, access to the Source Code for the Licensed Software for the purpose of exercising the rights granted to Ceridian in this Agreement only at locations within the United States designated by Ceridian ("Designated Locations"). The number of designated locations may not exceed five (5) unless agreed to in writing by Ultimate. The Source Code for the Licensed Software shall be locked in a secure area where access is only permitted to authorized personnel as set forth below. Ceridian may change the Designated Locations with prior written notice to Ultimate.

         Ceridian agrees to restrict access to the Source Code for the Licensed Software to those employees of Ceridian and its Affiliates and third parties performing development, maintenance operations and similar services on behalf of Ceridian and its Affiliates, who are directly involved with development, maintenance, operation or support of the Source Code for the Licensed Software. Each such person shall, in advance of their being provided access to the Source Code for the Licensed Software, be bound by written confidentiality, nonuse and nondisclosure restrictions reflecting the terms of this Agreement. Ultimate shall have the right to enforce the terms of said written restrictions or require Ceridian to do so.

         Notwithstanding anything to the contrary, under no circumstances, may Ceridian attempt to or allow any other person to copy, decompile, decipher, disassemble, reverse engineer or decrypt the Source Code for the Licensed Software or use same for any purpose other than that provided by this Agreement. Upon the effective date of termination of the license granted to Ceridian for the Licensed Software, the Source Code for the Licensed Software shall be returned by Ceridian to Ultimate as provided in this Agreement.

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

         Ceridian acknowledges that Ultimate considers the Source Code for the Licensed Software to constitute the valuable trade secrets of Ultimate and that Ultimate believes any unauthorized use or disclosure of such information would cause Ultimate irreparable harm for which its remedies at law would be inadequate. Accordingly, Ceridian agrees that Ultimate shall be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive or other equitable relief for violation of this Agreement.

         2.3 Ownership. As between Ceridian and its Affiliates and Ultimate and its Affiliates, Ceridian hereby agrees that Ultimate retains all right, title and interest in and to the copyrights and other intellectual property rights in the Licensed Software, including the Source Code for the Licensed Software, and the Ultimate Documentation, except for the rights expressly granted herein. As between Ceridian and its Affiliates and Ultimate and its Affiliates, Ultimate hereby agrees that Ceridian retains all right, title and interest in and to the trademarks, copyrights and other intellectual property rights in its modifications of, customizations to and derivative works based on the Licensed Software and Ultimate Documentation. Each party shall bear the cost of registering and maintaining its own trademarks, copyrights and other applicable intellectual property rights as described hereunder, and each party agrees to cooperate with the other party as reasonably needed to protect such rights.

         2.4 Documentation and Marketing Materials. Ceridian may exercise its license rights as described in Section 2.1, including rights to use, support, maintain, market and distribute the Licensed Software and services incorporating the Licensed Software, as permitted hereunder.

         2.5 Marketing and Trademarks. Ultimate may, in its sole discretion, allow Ceridian to use the Ultimate trademarks solely in connection with promotion, marketing, use and delivery of the services of Ceridian and its Affiliates in which the Licensed Software is incorporated and under such terms and conditions as Ultimate, in its sole discretion, may establish. Ceridian will, in its sole discretion, establish a marketing program for the products and services of Ceridian and its Affiliates in which Licensed Software is incorporated. Ceridian will market and promote, the products and services of Ceridian and its Affiliates in which the Licensed Software is incorporated utilizing a co-branding strategy of "powered by UltiPro", as determined by Ceridian in its commercially reasonable discretion. All costs and expenses of marketing, promotion and branding of the products and services of Ceridian and its Affiliates in which the Licensed Software is incorporated shall be borne by Ceridian.

         2.6 Licensing of Third Party Software. In order to provide services which incorporate the Licensed Software, it may be preferable or necessary for Ceridian to obtain certain rights to the Third Party Software for use in conjunction with the Licensed Software. Ultimate will cause the Third Party Software to be licensed to Ceridian under terms and conditions that will permit Ceridian to use the Third Party Software with the Licensed Software and for the purposes intended in this Agreement. Ultimate will assure that all costs associated with the use of the Third Party Software by Ceridian, its Affiliates and the Ceridian Customers shall be borne by Ultimate with the exception of the Cognos Third Party Software and any changes or additions to the Third Party Software subsequent to the Effective Date. Upon the request of Ceridian, Ultimate will license the Cognos Third Party Software to Ceridian and its Affiliates upon the following terms: From the Effective Date through February 28, 2004, (i) Ceridian shall pay

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Ultimate * per Employee per month for use by any Ceridian Customer who elects to use the Cognos report writer product (which is a part of the Third Party Software); and (ii) Ceridian shall pay Ultimate * per month for any Ceridian Customer user who elects to use the Cognos Powerplay product (which is a part of the Third Party Software). With respect to any changes or additions to the Third Party Software or a renewal of Ultimate's license agreement with Cognos for the period subsequent to February 28, 2004, Ultimate shall provide the Third Party Software and Ceridian shall reimburse Ultimate for its cost of obtaining the same unless Ultimate provides such changed or added Third Party Software to its customer base without charge.

                                    ARTICLE 3

                       DELIVERY AND DEVELOPMENT ACTIVITIES

         3.1 Initial Delivery. Ultimate shall make the initial delivery of the Licensed Software (including the Object Code) and Source Code for the Licensed Software in electronic format, the Ultimate Documentation in electronic format, and the Third Party Software (including the Object Code version) in electronic format, to Ceridian within fourteen (14) days of the Effective Date.

         3.2 Subsequent Deliveries.

                  (a) Ultimate shall make subsequent deliveries of new Updates (including the Object Code and Source Code versions) in electronic format, to Ceridian concurrent with each general release of the Object Code version and/or Source Code version thereof by Ultimate, whichever should sooner occur.

                  (b) Ultimate shall make subsequent deliveries of modified Ultimate Documentation in electronic format, concurrent with each delivery of Updates and each time that a material change is made to the Ultimate Documentation.

                  (c) Ultimate shall make subsequent deliveries of all maintenance and enhancement releases and versions to the Third Party Software (including the Object Code and Source Code versions) to the extent Ultimate is contractually permitted to do so in electronic format, concurrent with each general release of such maintenance and enhancement release and version by the Third Party Software manufacturer.

         3.3 Product Development Obligations. Except as specifically provided in this Agreement with respect to Updates as to the Licensed Software (and updates to the Source Code for the Licensed Software as described in Section 2.2 hereof), Ultimate shall have no product development obligations pursuant to this Agreement.

                                    ARTICLE 4

                 TRAINING, SUPPORT, AND IMPLEMENTATION SERVICES

         4.1 Training. Ultimate will provide training in the use, implementation, development and support of the Licensed Software to employees of and third party service providers of Ceridian at training sessions conducted by Ultimate at its regularly scheduled locations or such

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other locations as may be agreed by the parties. Such training will be provided at Ultimate's standard prevailing rates at the time of such training. Payment for such training shall be made within thirty (30) days of receipt by Ceridian of the invoice. No invoice for services shall be issued by Ultimate until these services have been rendered. All travel or other expenses incurred by Ceridian personnel associated with same shall be borne by Ceridian.

         4.2 Installation, Implementation and Consulting Services. Ceridian shall solely be responsible for installation and implementation of the Licensed Software for service to Ceridian Customers. Upon request by Ceridian, Ultimate will provide assistance to Ceridian for these services or any other consulting services at Ultimate's then standard prevailing rates and in accord with its standard travel and expense policy. Payment shall be made within thirty (30) days of receipt by Ceridian of the invoice. No invoice for services shall be issued by Ultimate until these services have been rendered.

         4.3 Support. Ceridian will provide support to Ceridian's Customers. Ultimate will provide support services to Ceridian (but not to Ceridian's Customers) at Ultimate's then standard prevailing rates and in accordance with its standard travel and expense policy. Payment will be made within thirty (30) days of receipt by Ceridian of the invoice. No invoice for services shall be issued by Ultimate until these services have been rendered.

         4.4 Technical Transfer Support. In addition to the services set forth in Sections 4.1, 4.2 and 4.3 above, Ultimate will provide to Ceridian support for the "Technical Transfer" commencing as soon as practical after the execution of this Agreement, but in any event as soon as the support for Technical Transfer is agreed by the parties, and ending upon the completion of the Technical Transfer as provided for in this Section 4.4. The support for "Technical Transfer" shall be agreed upon by the parties as soon as reasonably possible subsequent to execution of this Agreement. The support shall include a team of personnel from Ultimate ("Team") as reasonably determined by Ultimate so that the Technical Transfer can be accomplished in a commercially reasonable amount of time. At a minimum, the Team shall include one (1) senior level person of Ultimate who will be provided by Ultimate at no charge. All other personnel of Ultimate on the Team who provide support for the "Technical Transfer" shall be paid for by Ceridian at Ultimate's then standard prevailing rate; provided, however, the maximum amount Ceridian will have to pay Ultimate for the fees for the Team to accomplish the Technical Transfer shall be *. In addition, Ceridian shall be responsible for reasonable travel and other costs and expenses of Ultimate in providing the support for the Technical Transfer. Ceridian shall provide the necessary qualified personnel and equipment in order to accomplish the Technical Transfer in a reasonable time. "Technical Transfer" shall mean only those services necessary to assure that (i) the Licensed Software has been satisfactorily installed and promoted into production in Ceridian's production and development environments, (ii) the transfer of the application suite knowledge base for the Licensed Software and Ultimate Documentation to Ceridian has been satisfactorily completed, and (iii) the transfer of training knowledge for the Licensed Software and Ultimate Documentation to Ceridian has been satisfactorily completed. Technical Transfer shall be deemed to have been completed only on the date of the earliest of the following events, (i) certification by Ceridian that Technical Transfer has been completed, (ii) the execution by Ceridian or an Affiliate of one or more customer contracts as part of a general release (as distinguished from an Alpha or Beta release) by Ceridian or an Affiliate thereof of

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services or products containing the Licensed Software or (iii) the later of
December 31, 2001 or ninety (90) days following general release of the Update for UltiPro Web known as the Atlantis Release. Additionally, the parties contemplate that Ultimate will deliver to Ceridian the Beta release version of the Atlantis Release when and as reasonably practical. The term "Atlantis Release" means the planned summer 2001 release for UltiPro Web, the functionality of which shall include process automation scheduling, delivery of standard reports over the Web and initiating of payroll processing over the Web. Additionally, Ultimate will provide, at the then standard prevailing rates, additional technical and professional services in support of Ceridian's development of production management, control and performance monitoring tools reasonably requested by Ceridian.

                                    ARTICLE 5

                                  COMPENSATION

         5.1 Fees for Licensed Software. As payment for the license and other rights granted to Ceridian hereunder, Ceridian shall pay to Ultimate the following fees:

                  (a) A payment of Ten Million Dollars ($10,000,000.00) (of which $500,000.00 is attributable to Updates of the Licensed Software from the Effective Date of this Agreement through the completion of "Technical Transfer") payable as follows:

                           (i) A non-refundable payment of Five Hundred Thousand Dollars ($500,000.00) which was paid by Ceridian to Ultimate at the time of execution of the Letter of Intent between the parties dated February 6, 2001, receipt of which for the purposes of this Agreement is hereby acknowledged by Ultimate; and

                           (ii) Nine Million Five Hundred Thousand Dollars ($9,500,000.00) to be paid within two business days of the time of execution of this Agreement, $4,500,000.00 of which shall be non-refundable. This payment will be wired to the bank account of Ultimate.

                  (b)      In addition to the amounts payable pursuant to
                           Section 5.1(a), Ceridian will also pay to Ultimate a sum equal to * per Employee per month for each Employee of Ceridian Customers up to an aggregate of 350,000 Employees. For each Employee of Ceridian Customers in excess of 350,000 Employees but less than 500,000, Ceridian shall pay to Ultimate a sum equal to * per Employee per month. For each Employee of Ceridian Customers in excess of 500,000, Ceridian shall pay to Ultimate a sum equal to * per Employee per month. Notwithstanding the foregoing, following the completion of "Technical Transfer" the minimum monthly license payment ("Minimum Payment") pursuant to this Section 5.1(b) by Ceridian to Ultimate shall be Two Hundred Fifty Thousand Dollars ($250,000.00) per month from January, 2002 through December, 2002, and Five Hundred Thousand

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                           Dollars ($500,000.00) per month from January, 2003,
                           through December 2005. Commencing in January, 2006, the per Employee per month amounts set forth in this
                           Section 5.1(b) and the Minimum Payment shall increase at the rate of five percent (5%) per annum, compounded. Notwithstanding the foregoing, the maximum monthly payment ("Maximum Payment") which Ceridian shall be obligated to make to Ultimate after December 2001 pursuant to this Section 5.1(b) shall not exceed One Million Dollars ($1,000,000.00) per month. The Maximum Amount shall be increased by five percent (5%) per annum, compounded, commencing in January 2003. Notwithstanding the foregoing provisions of this Section 5.1(b), any amounts payable to Ultimate with respect to Existing Large Customers shall be disregarded for purposes of determining the Minimum Payment and the Maximum Payment. Ceridian shall be solely responsible for all hosting or other operational costs related to the Licensed Software.

         5.2 Payment for Third Party Software. Ceridian shall pay Ultimate such fees as are described in Section 2.6 for the Third Party Software that Ceridian obtains through Ultimate in conjunction with the Licensed Software as set forth in Section 2.6 above. Ceridian shall pay all hosting and operational costs for the Third Party Software.

         5.3 Payment Terms and Reports. With the exception of the sums being paid pursuant to Section 5.1(a) above, Ceridian shall pay to Ultimate all amounts due pursuant to Sections 5.1(b) and 5.2 for each calendar month within thirty (30) days after the end of such month. All amounts are payable in U.S dollars. With all such payments, Ceridian shall provide reports to Ultimate detailing all amounts payable and the basis for the determination of such amounts.

         5.4 Timely Payments. The failure by Ceridian to make payment of, or of Ultimate to promptly provide a credit for, any amount when due hereunder, shall constitute a material breach of this Agreement subject to cure as provided in
Section 10.2(a) hereof; provided, however, in the event either party disputes the accuracy or applicability of a charge or credit or other financial arrangement described in this Agreement, except for payments due to Ultimate pursuant to Sections 5.1(a), 5.2 and/or 10.3(b)(i) of this Agreement, such party shall notify the other of such disputed payment or credit as soon as practical (but in no event more than thirty (30) days from the date of receipt of the invoice therefor) after the discrepancy has been discovered. The parties will investigate and resolve the dispute using the dispute resolution processes provided under this Agreement. Any undisputed amounts or credit contained in or applicable to an invoice or other payment or credit will be paid by the obligated party. Upon request of either party, the other party shall place the amount of the disputed charge or credit in an interest bearing escrow account established for the benefit of the parties, until such dispute is resolved. Upon resolution of the dispute, the parties shall be paid any interest having accrued on the disputed amounts held in the escrow account in connection with such dispute in proportion to the amount received by each party with respect to such dispute, and the parties shall each pay a portion of the escrow fees attributable to the disputed amount in an inverse proportion to the percentage of the disputed amount paid to each party. Unpaid amounts that are in dispute and if requested, placed in escrow, will not be considered a basis for monetary default under the Agreement. Ultimate shall

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

not be entitled to withhold training, implementation, support and other services and/or terminate this Agreement or the licenses granted herein with respect to unpaid amounts that are in dispute provided that such disputed amounts are placed in escrow as set forth above. As to any amounts not placed in escrow as set forth above, Ultimate shall be entitled to interest at the rate of one percent (1%) per month for any amounts not paid in a timely manner until date of payment and shall be entitled to withhold training, implementation, support and other service and/or terminate the Agreement in the event of nonpayment in accordance with the following sentence. Ultimate shall, following the notice and expiration of the cure period without a cure by Ceridian provided in Section 10.2(a), be entitled to withhold such services if the breach is based on the failure of Ceridian to pay an undisputed amount due and payable hereunder.

         5.5 Audits. Ceridian shall maintain for a period of three (3) years after a payment is made to Ultimate hereunder, the corporate books, records, accounts, documents, materials and computer records (hereinafter collectively, "Records") relating to all such payments made to Ultimate hereunder. Not more frequently than once per calendar year, Ultimate may have a representative(s) examine and inspect Ceridian's Records solely in order to verify the accuracy of payments made by Ceridian hereunder for the lesser of (i) the preceding twenty-four (24) months or (ii) the preceding twenty-four (24) months less any period previously examined. If any discrepancy is determined correctly to exist in the amount of payments made by Ceridian hereunder, the appropriate amounts shall be promptly paid by Ceridian or Ultimate, as applicable, and if a shortfall of greater than five percent (5%) is found in the amounts paid by Ceridian, then Ceridian shall pay for the reasonable costs and expenses of such audit.

         5.6 Taxes and Duties. Ceridian shall be solely responsible for and shall pay all taxes, duties, import deposits, assessments and other governmental charges, however designated, which are now or hereafter imposed by any governmental authority or agency that are based on (i) the payment of any amount by Ceridian to Ultimate pursuant to this Agreement for the Licensed Software, or
(ii) the import of the Licensed Software into a country other than the United States and its possessions and territories; provided, however, that Ceridian shall not be responsible for paying any taxes on or with respect to the income, assets, or properties of Ultimate.

         5.7 Pricing. Ceridian shall establish its own prices for sublicense, services and/or distribution by Ceridian and its Affiliates of all rights with respect to Licensed Software and related services.

                                    ARTICLE 6

                    WARRANTIES, REPRESENTATIONS AND COVENANTS

         6.1 Limited Performance Warranty. Ultimate represents, warrants and covenants that during the term of the license for the Licensed Software granted to Ceridian in this Agreement, each copy of the Licensed Software, including all Updates, delivered by Ultimate to Ceridian will perform and operate, and be designed, structured, prepared and written, to conform in all material respects with the Ultimate Documentation applicable thereto.

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

         6.2 Expertise. Ultimate shall perform all such activities and services in a diligent, workmanlike manner conforming to industry quality standards of persons skilled and experienced in performing such services.

         6.3 Virus Warranty. Ultimate represents, warrants and covenants that the Licensed Software, as delivered to Ceridian, does not contain any virus, Trojan horse, worm or other computer software code, routines, data or components designed to disable, damage, impair or erase or otherwise harm the Licensed Software or any other software, or any hardware or data, and does not contain or implement any time bomb, software lockout key or device, drop dead device or other software routine designed to disable a computer program, either automatically with the passage of time or under the positive control of a person other than Ceridian or its Affiliates.

         6.4 Property Rights. Subject to this Agreement, Ultimate warrants, represents and covenants that it now owns, and in the future will own, all right, title and interest in and to the Licensed Software and the Ultimate Documentation, now or hereafter subject to this Agreement and in all of the patents, trademarks, tradenames, inventions, copyrights, know-how, trade secrets and other intellectual property rights necessary to the grant to Ceridian of the license and other rights set forth herein, to the Licensed Software and the Ultimate Documentation.

         6.5 Third Party Software. Ultimate represents, warrants and covenants to Ceridian that the Third Party Software and related information set forth in
Exhibit 2 is accurate and that the Third Party Software is and will be compatible in all material respects with the Licensed Software provided that any incompatibility does not preclude the Licensed Software from functioning in accordance with Section 6.1 above.

         6.6 Updates. The Updates will be prepared by Ultimate, and delivered by Ultimate to Ceridian with such frequency, so that the Licensed Software is at all times compliant with the laws and regulations applicable to the payroll and other services performed and delivered with the Licensed Software. Each Update will be compatible with the prior releases and versions of the Licensed Software and Updates, as delivered by Ultimate to Ceridian and with the Third Party Software.

         6.7 Ultimate's Warranty Disclaimer. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         6.8 Limitation on Damages. EXCEPT FOR (A) ANY BREACH OF THE CONFIDENTIAL OBLIGATIONS HEREUNDER, AND (B) ANY BREACH OF THE PROHIBITIONS IN
SECTION 2.2 OF THIS AGREEMENT, AND (C) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER ARTICLE 7, NEITHER PARTY, ITS AFFILIATES, AGENTS OR EMPLOYEES SHALL HAVE ANY LIABILITY OF ANY KIND FOR LOST PROFITS, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES UNDER OR AS A RESULT OF THIS AGREEMENT, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY THE OTHER PARTY OR ANY THIRD PARTY BUT THE PARTIES SHALL BE LIABLE FOR DIRECT DAMAGES WHICH MAY INCLUDE THE COSTS OF COVER. IN NO EVENT SHALL EITHER PARTY AND ITS AFFILIATES, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY AND ITS AFFILIATES FOR AN AGGREGATE AMOUNT IN EXCESS OF * OR, IN THE CASE OF A CLAIM WITH RESPECT TO OWNERSHIP OF THE LICENSED SOFTWARE OR THE SOURCE CODE FOR THE LICENSED SOFTWARE, *, EXCEPT THAT AS TO CLAIMS DESCRIBED IN CLAUSES (A), (B) AND (C) OF THIS SECTION 6.8 AND CLAIMS FOR COMPENSATION AMOUNTS AND EXPENSE REIMBURSEMENTS PROVIDED FOR IN THIS AGREEMENT, NO SUCH LIMIT SHALL APPLY.

                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1 Indemnification by Ultimate. Ultimate hereby agrees to indemnify, defend and hold Ceridian and its Affiliates and their respective employees, officers and directors (hereafter "Ceridian Indemnitee") harmless from any third party suit, claim or other legal action ("Legal Action") including any reasonable costs and legal fees thereby, incurred by any Ceridian Indemnitee, that alleges the Licensed Software or the Ultimate Documentation (as provided by Ultimate to Ceridian hereunder), infringes any patent, copyright, trade secret, trademark or other rights of any third party, or which otherwise arises from, or results out of or is related to any acts of omission or commission of Ultimate or its agents, employees, directors, officers, or representatives other than such acts as are permitted by and are in compliance with the terms of this Agreement. A Ceridian Indemnitee shall give written notice of any Legal Action to Ultimate within a reasonable time of such Indemnitee's first knowledge thereof. Ultimate shall have sole and exclusive control of the defense and settlement of any Legal Action, including the choice and direction of any legal counsel, provided that Ultimate shall not obligate a Ceridian Indemnitee in any way (monetarily or otherwise) as part of any settlement of a Legal Action without such Indemnitee's prior written consent, which consent will not be unreasonably withheld. A Ceridian Indemnitee may not settle or compromise any Legal Action without the written consent of Ultimate.

         7.2 Indemnification. Ceridian hereby agrees to indemnify, defend and hold Ultimate and its Affiliates and their employees, agents, officers and directors (hereinafter "Ultimate Indemnitees") harmless from any third party Legal Action including any reasonable costs and legal fees thereby, incurred by Ultimate Indemnitees, arising from, or resulting out of or related to any acts of omission or commission of Ceridian and its Affiliates and their respective agents, employees, officers, directors, or sales representatives other than such acts as are permitted by and in compliance with the terms of this Agreement. Ultimate shall give written notice of any Legal Action within a reasonable time of Ultimate Indemnitees' first knowledge thereof. Ceridian shall have sole and exclusive control of the defense of any such Legal Action, including the choice and direction of any legal counsel provided that Ceridian shall not obligate Ultimate Indemnitees in any way (monetary or otherwise) as part of any settlement of the legal action without Ultimate Indemnitees' written consent. Ultimate may not settle or compromise any Legal Action without the written consent of Ceridian.

                                    ARTICLE 8

                                 CONFIDENTIALITY

         8.1 Definition. For purposes of this Agreement, "Confidential Information" of a party to this Agreement means information or materials disclosed or otherwise provided by such party ("Disclosing Party") to the other party ("Receiving Party"). "Confidential Information" does not include information that: (i) was known to the Receiving Party, without restriction and without duty of confidentiality, at the time of disclosure, as evidenced by the written records of Receiving Party, (ii) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party, (iii) is obtained by the Receiving Party from an unrelated third party without a duty of confidentiality, or (iv) is independently developed by the Receiving Party without reliance upon or use of the Confidential Information of the Disclosing Party. Without limiting the generality of the foregoing and without specifically designating and identifying same as confidential, Confidential Information of Ultimate includes, but is not limited to, any information relating to the development, design, manufacture and specifications of the Licensed Software and the Source Code for the Licensed Software so long as such materials satisfy the definition of "Confidential Information" hereunder.

         8.2 Restrictions on Use and Disclosure. The Receiving Party shall not use Confidential Information of the Disclosing Party for any purpose other than in furtherance of this Agreement and the activities described herein. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any third parties (i.e., anyone who is not a signatory to this Agreement) except as otherwise permitted hereunder. The Receiving Party may disclose Confidential Information of the Disclosing Party only to those Affiliates, employees and agents and service providers of the Receiving Party, who have a need to know such Confidential Information and who are bound by confidentiality, non-disclosure and non-use restrictive obligations conforming to the terms of this Agreement. The Receiving Party shall maintain Confidential Information of the Disclosing Party with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Any copies of the Disclosing Party's Confidential Information shall be identified as belonging to the Disclosing Party.

         8.3 Legal Obligation to Disclose. This Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation (e.g., laws and regulations), provided that, except in the event of disclosure required by the securities laws of any jurisdiction, the Receiving Party shall promptly notify the Disclosing Party to allow intervention, and shall cooperate with the Disclosing Party to contest or minimize the scope of the disclosure (including application for a protective order). Each party shall advise the other party in writing of any misappropriation or misuse of Confidential Information of the other party of which the notifying party becomes aware.

         8.4 Injunctive Relief. Each party acknowledges that the Confidential Information of the other may constitute the valuable trade secrets of that party and that any unauthorized use or disclosure of such information may cause that party irreparable harm for which its remedies at law would be inadequate. Accordingly, each acknowledges and agrees that the other shall be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive or other equitable relief to stop any such unauthorized use or disclosure. This right to injunctive relief shall also apply to a violation of
Section 2.2 above.

         8.5 Return of Confidential Information. Upon written request following the effective date of any termination pursuant to Section 10.2 (a), (b) or (c) of this Agreement or Modification (as defined in Section 10.2(b)) of the rights granted to Ceridian pursuant to Section 10.3 (b) (i) or (ii) of this Agreement, each party (as Receiving Party) shall immediately return to the Disclosing Party all Confidential Information of the Disclosing Party embodied in tangible form, or certify in writing under oath to the Disclosing Party that all such Confidential Information has been destroyed, except that in a case involving a Modification pursuant to Section 10.3 (b) (i) or (ii), such Confidential Information as is necessary in order for Ceridian to effectuate and fully exercise the rights retained by Ceridian upon such Modification may be retained by Ceridian.

                                    ARTICLE 9

                          IMPORT AND EXPORT OF PRODUCTS

         9.1 Import and Export Documentation. If applicable, Ceridian shall be responsible for obtaining all licenses and permits required to export and import the Licensed Software in accordance with applicable laws or regulations of the applicable country, except those export and import licenses necessary to bring the Licensed Software into the United States and its territories and possessions and for the use of the Licensed Software therein, which shall be the responsibility of Ultimate. Ultimate shall, at Ceridian's Expense, provide Ceridian all reasonable assistance in order for Ceridian to obtain all such import and export licenses and permits as required.

                                   ARTICLE 10

                              TERM AND TERMINATION

         10.1 Term. This Agreement shall take effect on the Effective Date and shall continue in force in perpetuity from the Effective Date.

         10.2 Termination.

                  (a) Notwithstanding the provisions of Section 10.1 above, the rights granted herein may be terminated by either party if the other party is in material breach of this Agreement and has failed to cure same within ninety (90) days of written notice of such material breach or, if the material breach is a failure to pay amounts due Ultimate or to be credited to Ceridian pursuant to this Agreement, within fifteen (15) days of written notice of the breach.

                  (b) Notwithstanding the provisions of Section 10.1 above, at any time subsequent to five (5) years from the Effective Date of this Agreement, the rights granted herein may be terminated or modified in accordance with Section 10.3 (b) (i) or (ii) (herein "Modification"), by either party providing the other party with two (2) years prior written notice.

                  (c) Notwithstanding the provisions of Section 10.1 above, provided that Technical Transfer has not first been completed as provided for in Section 4.4, Ceridian may terminate this Agreement at any time prior to June 30, 2002 by providing written notice to Ultimate during that time period. In the event of such a termination, Ultimate shall refund to Ceridian $5,000,000.00 of the amounts paid pursuant to Section 5.1(a) within five (5) business days of receipt by Ultimate of such notice. Ceridian and Ultimate acknowledge that in such event (i) Ceridian's sole and exclusive remedy shall be to obtain such refund and (ii) with the exception of any amounts owed by Ceridian pursuant to Article 4 or Section 5.1(b), no other sums will be due from either party to the other under this Agreement.

         10.3 Rights and Obligations on Termination. Upon the effective date of the termination or Modification of the rights granted herein for any reason pursuant to Section 10.2, the parties shall have the following rights and obligations:

                  (a) Neither party shall be released from the obligation to make payment of any amounts due and payable pursuant to this Agreement, including but not limited to, those then due and payable and thereafter to become due and payable.

                  (b) The license and other rights granted in Sections 2.1 and 2.2 including, but not limited to, the right to grant additional sublicenses to the Licensed Software to new Ceridian Customers on and after such effective date of such termination shall terminate; provided, however that Ceridian may elect a Modification of this Agreement pursuant to either of the following subparagraphs (b)(i) or (b)(ii):

                           (i) In the event Ultimate delivers a notice of termination pursuant to the terms of Section 10.2(b) above, then and in that event, Ceridian may, at its option, notify Ultimate in writing at any time prior to the effective date of termination that it is retaining the full license and other rights granted as to the Licensed Software and the Source Code for the Licensed Software pursuant to Sections 2.1 and 2.2. Such retention of the full license and other rights by Ceridian subsequent to the date of termination ("The License Rights Extension Period") shall be in accordance with the terms of this Agreement including those set forth in Sections 2.1 and 2.2. Commencing on the first day of the License Rights Extension Period and at all times thereafter, Ceridian shall not incur any payment obligations pursuant to Section 5.1(b) hereof but Ceridian shall be obligated to pay Ultimate the sum of Forty Million Dollars ($40,000,000.00) based upon the following payment terms: Eight Million Dollars ($8,000,000.00) per year with the first payment due on the effective date of termination and each of the subsequent four payments due on the anniversary of that date. In the event any of the payments due for the License Rights Extension Period are not received by Ultimate when due, subject to the notice and cure period described in
                                    Section 10.2(a), then Ultimate, in addition to any and all other remedies available, shall be entitled to accelerate all future payments that will thereafter become due during the License Rights Extension Period. Notwithstanding anything to the contrary in this Section 10.2(b)(i), Ultimate shall have no obligations to Ceridian with respect to the Source Code for the Licensed Software or Object Code of the Licensed Software during the License Rights Extension Period including but not limited to providing Updates for same.

                           (ii) In the event that Ceridian or Ultimate delivers a notice of termination pursuant to
                                    Section 10.2(b) above, then and in that
                                    event, Ceridian may, at its option, notify
                                    Ultimate in writing at any time prior to the effective date of termination that it is retaining the license and other rights granted pursuant to Sections 2.1 and 2.2 for the sole purpose of providing Updates and support for the Licensed Software to those Ceridian Customers using and/or obtaining services from Ceridian and/or its Affiliates using the Licensed Software on the effective date of such termination. Such license shall continue in perpetuity provided that Ceridian continues to pay the applicable fees set forth in Section 5.1(b) hereof and subject to the terms of 10.3 (e).

                  (c) Other than as set forth in Section 10.3(e) below regarding providing of Updates and support, Ultimate shall have no further obligation to provide Updates, support, training or other services or products to Ceridian.

                  (d) Other than as necessary to fulfill the obligations and rights of the parties relating to Modifications pursuant to Sections 10.2 (b) (i) and (ii) under this Agreement, all Confidential Information and other property provided by either party as part of this Agreement, shall immediately be returned to such party by the other party.

                  (e) To the extent that the licenses granted to Ceridian in this Agreement involve receiving Updates for the Licensed Software (for use by Ceridian in accordance with the licenses granted herein), training, consulting services and/or support, as set forth in
                           Article 3 and Sections 4.1, 4.2 and/or 4.3, Ceridian shall continue to receive Updates and support in perpetuity for those Ceridian Customers using and/or obtaining services from Ceridian and/or its Affiliates using the Licensed Software as of the effective date of the Modification described in
                           Section 10.3(b)(ii); provided (i) Ceridian does not exercise its option to retain the full license rights to the Licensed Software in accordance with the terms of Section 10.3 (b)(i) above, and (ii) Ceridian is current on all payments due to Ultimate and pays to Ultimate the payments set forth in Sections 4.1, 4.2, 4.3, 5.1(b) and 5.2 of this Agreement, as applicable, during that time period, in each case subject to the notice and cure period described in Section 10.2(a); and provided further that the Minimum Payment provisions of Section 5.1(b) shall not apply after the effective date of such Modification. Ceridian shall not be obligated to pay for services set forth in Sections 4.2 or 4.3 which are rendered as a result of a material defect which causes the Licensed Software not to function in accordance with the Ultimate Documentation.

                  (f) Except in the event that Ceridian exercises its option pursuant to Section 10.3(b)(i), Ceridian shall return the Source Code for the Licensed Software to Ultimate and Ceridian shall not offer any products or services that incorporate any substantial portion of the Source Code.

         10.4 Survival. Upon termination or modification of the rights granted to Ceridian in this Agreement for any reason, the following Sections of this Agreement shall survive: Article 1, Sections 2.1, 2.2, 2.3, 2.4, 2.6 (if Section 10.3(b)(ii) is applicable after such termination), 3.2 (if Section 10.3(b)(ii) is applicable after such termination), 4.1 (if Section 10.3 (b)(ii) is applicable after such termination), 4.2 (if Section 10.3 (b)(ii) is applicable after such termination), 4.3 (if Section 10.3 (b)(ii) is applicable after such termination), 3.2, and Articles 5, 6, 7, 8, 9, 10, and 11.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. Each party is acting as an independent contractor.

         11.2 Assignment. This Agreement may not be assigned by Ceridian or Ultimate except with the written consent of the other party; provided, however, Ceridian may without Ultimate's consent assign the Agreement to New Ceridian Corporation, a Delaware Corporation to be renamed Ceridian Corporation pursuant to the currently contemplated reverse spinoff transaction by which all non Arbitron rights and obligations of Ceridian shall be transferred to New Ceridian Corporation.

         11.3 Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, or by private courier service to the respective addresses of the parties set forth in this Section 11.3 or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on the fifth (5th) day following domestic mailing or the tenth (10) day following international mailing, as may be the case, whichever occurs first. The initial addresses for purposes of this notice provision shall be:

Ceridian Corporation
3311 E. Old Shakopee Road
Minneapolis, MN  55425-1640
Attention: President, Ceridian Employer/Employee Services

with copy to:

Ceridian Corporation
3311 E. Old Shakopee Road
Minneapolis, MN  55425-1640
Attention: General Counsel

The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, FL  33326
Attn: President

with copy to:

The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, FL  33326
Attn: General Counsel

         11.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, discussions, previous distribution, term sheets, letter of intent or other written or oral agreements heretofore between the parties other than the Agreement between them dated June 17, 1998 regarding tax services, which shall remain in full force and effect.

         11.5 Amendment. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

         11.6 Governing Law, Litigation Expenses and Arbitration.

                  (a) This Agreement shall be governed by and interpreted under the laws of the State of Delaware, without giving effect to its conflicts of laws principles. In the event of litigation arising from this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorney's fees in said claim, lawsuit or action from the non-prevailing party.

                  (b) (i) If a dispute other than a dispute with respect to the ownership of intellectual property (as distinguished from the use by Ceridian or one or more Ceridian Customers of the Licensed Software) is not resolved by the parties within forty-five (45) days after the receipt of a notice of dispute by either party to the other party, such dispute will be submitted to arbitration and finally settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association then in effect. Either party may give the other party notice, in accordance with Section 11.3, of its submission of such dispute to arbitration. Such notice shall also be given in accordance with the Rules, to the extent that the Rules are inconsistent with or supplement this notice requirement. Such arbitration shall take place in Chicago, Illinois, United States of America, before a single arbitrator. The parties will agree upon the selection of a particular arbitrator as soon as reasonably practical after the notice described in this Section 11.6(b) is given, but failing such agreement within thirty (30) days of such notices, the arbitrator will be selected in accordance with the Rules. All issues in the arbitration will be decided in accordance with Delaware law and any applicable federal law.

                           The determinations of the arbitrator will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall be requested to set forth the grounds for his or her decision in the award.

                           All proceedings before the arbitrator shall be conducted in the English language. All documents and papers submitted to the arbitrator shall be in the English language or accompanied by a competent English language translation thereof.

                           With the exception of applications to courts of competent jurisdiction for injunctive relief, the parties stipulate that the submission of disputes to arbitration as provided in this Section 11.6, and arbitration pursuant thereto, shall be a condition precedent to any suit, action or proceeding instituted in any court or before any administrative tribunal with respect to such dispute. The arbitration provisions hereof shall, with respect to any dispute arising out of the Agreement survive the termination or expiration of the Agreement.

                           Both parties agree to continue performing their respective obligations under the Agreement while any dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

                           The parties shall use their best commercial efforts to set the date of the arbitration within sixty (60) days after selection of the arbitrator but in no event shall the arbitration be set more than ninety
                           (90) days after selection of the arbitrator.
                           Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with the arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrator.

                           The decision or award of the arbitrator shall be rendered within fifteen (15) days after the conclusion of the presentation to and hearing by the arbitrator. The decision or award of the arbitrator shall be final, binding and non-appealable by the parties.

                           Each party shall bear its own arbitration costs and expenses and all other costs and expenses of the arbitration shall be divided equally between the parties; provided, however, the arbitrator may modify the allocation of fees, costs and expenses in the award in those cases where fairness dictates.

                           Notwithstanding anything to the contrary in this
                           Section 11.6(b), the parties shall have the authority to stay the time periods set forth in this Section 11.6(b) upon mutual agreement.

                           (ii) Notwithstanding any other provision of this
                           Section 11.6(b), either party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this
                           Section 11.6(b) would permit or cause irreparable injury to such party or any third party claiming against such party, due to delay arising out of the dispute resolution process.

         11.7 Continued Performance. The parties agree to continue performing their respective obligations under the Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions of the Agreement.

         11.8 Bankruptcy. In the event of the bankruptcy of Ultimate pursuant to the Bankruptcy Act and an attendant rejection of this Agreement or any license or assignment granted hereunder pursuant to Section 365 thereof, the parties intend that the provisions of the Bankruptcy Act shall apply and Ceridian shall be entitled to retain possession of all embodiments of intellectual property delivered to it by Ultimate under this Agreement and to the extent permitted by law, retain the license rights granted thereunder, subject to the obligations to pay royalties and fees hereunder.

         11.9 Severability. If any provision of this Agreement is found unenforceable under any of the laws or regulation applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof.

         11.11 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

         11.12 Parties Bound. This Agreement shall be binding on Ceridian and Ultimate and their permitted assignees and all successors in interest.

         11.13 Publicity. Except with the consent of the other party, neither party shall publicize, advertise, announce or describe to any governmental authority or other third Person, the terms of this Agreement, except as required by law or as required pursuant to this Agreement.

         11.14 Restrictions on Other Agreements. From the Effective Date of this Agreement through the date of delivery of any written notice of termination pursuant to Section 10.2 of this Agreement, Ultimate agrees not to enter into, and will prohibit its Affiliates from entering into, an agreement or arrangement, directly or indirectly, with * (the "Listed Companies") for the license of any product that is incorporated by a Listed Company into a product or service offering that is in competition with any product or service offering of Ceridian that incorporates the Licensed Software. In the event that, after the Effective Date and prior to the delivery of a written notice of termination pursuant to Section 10.2 of this Agreement, (i) Ultimate enters into a license agreement for the Licensed Software with an entity, the business of which includes the processing of payrolls (a "Service Provider"); (ii) such Service Provider is providing services using the Licensed Software with respect to more than * employees, (iii) Ultimate is compensated at a weighted average rate of less than
* per employee per month, as adjusted upward in accordance with the royalty escalation provision contained in Section 5.1(b); and (iv) Ceridian notifies Ultimate that it reasonably believes Ultimate's agreement with such Service Provider is having an adverse effect on the business of Ceridian contemplated by this Agreement, the amount payable by Ceridian to Ultimate for each employee of Ceridian Customers in excess of 500,000 under Section 5.1(b) of this Agreement shall be reduced to such lesser amount per employee per month being paid by such Service Provider. In addition, if at any time prior to the date of delivery of any written notice of termination pursuant to Section 10.2 of this Agreement, Ultimate should enter into a license agreement with a Service Provider which intends to incorporate the Licensed Software into a product or service offering primarily targeting companies with 1,500 employees or more (the "Over 1,500 Market"), Ultimate will provide written notice to Ceridian that it has entered into such an agreement and will promptly negotiate in good faith to enter into a license agreement with Ceridian for the use of the Licensed Software in the Over 1,500 Market.

         11.15 Nonsolicitation of Employees and Restriction on Stock Purchase. From the Effective Date of this Agreement and for three (3) years after the date of delivery of any notice of termination or modification of rights pursuant to
Section 10.2 hereof, Ceridian and Ultimate shall not, without the express written consent of the other, directly or indirectly, solicit for employment or hire any of the employees of the other; provided, however, that nothing herein shall prevent the hiring of a person who responds to a general media advertisement or who makes an unsolicited contact for employment.

         In addition, during the term of this Agreement and for three (3) years thereafter, Ceridian shall not, directly or indirectly, alone or in concert with others, without the prior written consent of Ultimate, (i) acquire, offer to acquire or agree to acquire any securities, or propose to make any offer for any transaction involving Ultimate or its securities, (ii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in proxy rules of the United States Securities Exchange Commission) or advise or seek to influence any person or entity with respect to the voting of, or giving of consents with respect to, any securities, (iii) form, join or in any way participate in a "group" or otherwise act to seek to control or influence the management, board of directors, policies or affairs of Ultimate, (iv) make any request to waive or amend any provision of this Agreement or otherwise take any action specified herein if, in the sole judgment of Ultimate, such request may require public disclosure by Ultimate or (v) encourage any third party to do any of the foregoing; provided, however, that nothing contained in this Section shall be construed to prevent Ceridian from (x) making open market purchases of Ultimate common stock, or (y) agreeing to purchase Ultimate common stock in one or more privately negotiated transactions, in each case subject to applicable rules and regulations of the Securities Exchange Commission and all applicable federal and state statutes and provided that the total number of shares of Ultimate common stock, if any, purchased by Ceridian pursuant to this clause shall not exceed, in the aggregate, 14.99% of the shares of Ultimate common stock outstanding at the time of any such purchase. The term "securities" shall mean any securities of Ultimate and any direct or indirect warrants, rights or options to acquire securities of Ultimate.

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

         The parties have caused this Agreement to be executed by their duly authorized representatives below.

Ceridian Corporation

By:_____________________________________________________

Name:___________________________________________________

Title:__________________________________________________

The Ultimate Software Group, Inc.

By:_____________________________________________________

Name:___________________________________________________

Title:__________________________________________________

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